Exhibit 99.2

August 17, 2015

Board of Directors

Building Materials Holding Corporation

990 Hammond Drive NE, Suite 520

Atlanta, GA 90328

Re:	Registration Statement on Form S-4 of Stock Building Supply Holdings, Inc., filed August 17, 2015 (the “Registration Statement”)

Gentlemen:

Reference is made to our opinion letter, dated June 2, 2015 (“Opinion Letter”), with respect to the fairness from a financial point of view to the holders of the outstanding shares of common stock, par value $0.01 per share (the “Shares”), of Building Materials Holding Corporation (the “Company”) of the exchange ratio of 0.5231 shares of common stock, par value $0.01 per share, of Stock Building Supply Holdings, Inc. (“STOCK”) to be paid for each Share pursuant to the Agreement and Plan of Merger, dated as of June 2, 2015, by and between the Company and STOCK.

The Opinion Letter is provided for the information and assistance of the Board of Directors of the Company in connection with its consideration of the transaction contemplated therein. We understand that the Company has determined to include our opinion in the Registration Statement. In that regard, we hereby consent to the reference to our Opinion Letter under the captions “Summary — Opinion of BMC’s Financial Advisor,” “ The Merger — Background of the Merger,” “The Merger — BMC’s Reasons for the Merger” and “The Merger — Opinion of BMC’s Financial Advisor” and to the inclusion of the foregoing opinion in the Joint Proxy and Consent Solicitation Statement/Prospectus included in the Registration Statement. Notwithstanding the foregoing, it is understood that our consent is being delivered solely in connection with the filing of the Registration Statement and that our Opinion Letter is not to be used, circulated, quoted or otherwise referred to for any other purpose, nor is it to be filed with, included in or referred to, in whole or in part in any registration statement (including any subsequent amendments to the Registration Statement), proxy statement or any other document, except in accordance with our prior written consent. In giving such consent, we do not thereby admit that we come within the category of persons whose consent is required under Section 7 of the Securities Act of 1933 or the rules and regulations of the Securities and Exchange Commission thereunder.

Very truly yours,

/s/ GOLDMAN, SACHS & CO.

GOLDMAN, SACHS & CO.